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                                                                       EXHIBIT 8

                           Weil, Gotshal & Manges LLP


                                                      April 9, 1998


American Banknote Corporation
200 Park Avenue
New York, New York 10166

Ladies and Gentlemen:

         We have acted as counsel to American Banknote Corporation, a Delaware corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-4 with the Securities and Exchange Commission on January 12, 1998, as amended to the date hereof (the "Registration Statement"). All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Registration Statement.

         In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Prospectus that is a part of the Registration Statement (the "Prospectus") and such corporate records, agreements, documents and other instruments (the aforementioned documents together, the "Documents"), and have made such inquiries of such officers and representatives of the Company and such other persons, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In such examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents, the genuineness of all signatures, and the correctness of all representations made therein. We have further assumed that the final executed Documents are substantially the same as those which we have reviewed and that there are no agreements or understandings between or among the parties to the Documents with respect to the transactions contemplated therein other than those contained in the Documents.


         Based on the foregoing, subject to the next succeeding paragraph, and assuming full compliance with all the terms of the Documents, we hereby incorporate by reference and adopt the discussion included in the Prospectus under the caption "Certain U.S.


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Weil, Gotshal & Manges LLP
American Banknote Corporation
April 9, 1998
Page 2

Federal Income Tax Considerations" as our opinion, insofar as such statements constitute matters of law or legal conclusions.

         The foregoing opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, and case law, any of which may be changed at any time with retroactive effect. Further, you should be aware that opinions of counsel are not binding on the Internal Revenue Service or the courts. We express no opinion either as to any matters not specifically covered by the foregoing opinion or as to the effect on the matters covered by this opinion of the laws of any other jurisdiction. Additionally, we undertake no obligation to update this opinion in the event there is either a change in the legal authorities, in the facts, or in the Documents on which this opinion is based.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement. We also consent to any and all references to our firm under the captions "Certain U.S. Federal Income Tax Considerations" and "Legal Matters" in the Prospectus.

                                             Very truly yours,

                                             /s/ Weil, Gotshal & Manges LLP

                                             Weil, Gotshal & Manges LLP